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                                                                    EXHIBIT 99.1

                                December 6, 2004

                     NOTICE OF BLACKOUT PERIOD TO DIRECTORS
          AND EXECUTIVE OFFICERS OF CLEAR CHANNEL COMMUNICATIONS, INC.

         You are receiving this notice to advise you that your ability to trade securities of Clear Channel Communications, Inc. ("CLEAR CHANNEL") will be significantly restricted from 4:00 p.m. Eastern time on December 23, 2004, to January 16, 2005.

         The transition by the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan (the "PLAN") of administration, recordkeeping and trustee services from ICMG/Wells Fargo to Fidelity Investments on January 3, 2005, will necessitate a blackout period that will begin at 4:00 p.m. Eastern time on December 23, 2004, and is expected to end on January 16, 2005 (the "BLACKOUT PERIOD"). (If the ending date of the Blackout Period changes, you will be notified.) During the Blackout Period, Section 306(a) of the Sarbanes-Oxley Act and Section 101(a) of Regulation BTR prohibit any director or executive officer of Clear Channel from, directly or indirectly, entering into any transaction with respect to any equity security of Clear Channel (including stock options and derivative transactions) acquired through a Clear Channel compensation plan.


         There are a limited number of exceptions to the restrictions described above (including purchases of Clear Channel stock through the Employee Stock Purchase Plan, or through the Clear Channel 401(k) plan), and certain types of transactions continue to be permitted during the Blackout Period. For more information about these exceptions, or if you have any other questions about this notice, please contact Hamlet Newsom, Clear Channel Communications, Inc., 200 East Basse Road, San Antonio, TX 78209, telephone number (210) 822-2828.